Exhibit 99.1

For:	Bulldog Technologies, Inc.

Contact:	Todd Fromer / Michael Cimini

KCSA Worldwide

(212) 896-1215 / (212) 896-1233

tfromer@kcsa.com / mcimini@kcsa.com

Bulldog Technologies Exhibiting at International Cargo Security Council

Annual Conference and Expo

Richmond, British Columbia, Canada – May 12, 2005 – Bulldog Technologies Inc. (OTCBB: BLLD), a leading provider of wireless sensor networks and solutions that monitor, track and secure assets in the supply chain announced today that they will participate as an exhibitor at the 2005 International Cargo Security Council Annual Conference and Expo, May 13-18th at the Gaylord Palms Resort and Conference Center in Kissimmee, Florida.

The International Cargo Security Council, based in Annapolis, MD, is a professional association of nearly 1,200 cargo transportation and security professionals representing the entire spectrum of cargo security: air, truck/rail, maritime, and inter-modal. ICSC members are committed to assuring the safe and secure movement of the nation’s commerce. ICSC was known as National Cargo Security Council for 34 years, but was renamed in December 2004 to reflect the formation of a European Chapter.

The ICSC Conference focuses on markets that Bulldog Technologies addresses with its line of products: RoadBOSS, YardBOSS, TankerBOSS and MiniBOSS. Bulldog products represent ideal solutions for participants at the ICSC Conference looking to enhance cargo security. The conference is expected to attract over 600 attendees and 36 exhibitors.

“The ICSC is the authoritative voice for the cargo security industry,” said John Cockburn, President and CEO of Bulldog Technologies. “This event continually draws senior managers with decision making authority on cargo security and loss prevention matters. We look forward to continuing the relationships that we have developed with many of these companies and to share with them our sensor network vision as it relates to monitoring, tracking and securing value assets within the supply chain.”

For more information on the ICSC and the upcoming conference please visit www.cargosecurity.com.

About Bulldog Technologies

Bulldog Technologies Inc. is a leading provider of wireless sensor networks and solutions.  The Company researches, develops, and manufactures real-time, comprehensive monitoring, intrusion detection, covert asset recovery and tracking BOSS(TM) (Bulldog Online Security Solution) devices and solutions for use in the supply chain focusing on the cargo transportation and storage industry.

Bulldog's solutions allow dispatchers, security personnel, law enforcement and loss prevention professionals, emergency response teams and cargo transport drivers to monitor, track and secure valuable cargo during the transport, storage and delivery supply chain process.

For further information, visit Bulldog on the Web at http://www.bulldog-tech.com

Press Contact: Jan Roscovich, Bulldog Technologies Inc. jroscovich@bulldog-tech.com